EXHIBIT 99.1

America's Car-Mart Reports 6.4% Increase in Fully Diluted Earnings Per Share on Revenue Increase of 9.4 % to $110 Million, 2.3% of Outstanding Shares Repurchased During Quarter

BENTONVILLE, Ark., Aug. 16, 2012 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for its first fiscal quarter ended July 31, 2012. On August 16, 2012, the Company's Board of Directors once again re-authorized the repurchase of up to 1 million shares of its common stock under the common stock repurchase program which was last amended and approved on November 17, 2011. Since February 1, 2010, the Company has invested approximately $80 million to repurchase 23.2% of its outstanding shares under its stock repurchase program.

Highlights of first quarter operating results:

  Net income of $8.1 million - $.83 per diluted share vs. $.78 per diluted share for prior year quarter (6.4% increase in fully diluted earnings per share)
  Revenue increase of 9.4% to $110 million from $101 million for the prior year quarter with same store revenue growth of 5.5%
  Retail unit sales increase of 7.8% to 9,753 from 9,049 for the prior year quarter
  Average retail sales price decreased $200, or 2%, sequentially
  Opened the Company's 116th dealership in St. Joseph, Missouri
  Repurchased 215,846 shares of common stock during the quarter (2.3% of the Company) for $9.4 million
  Active customer base now over 54,800
  Debt to equity of 46.3% and debt to finance receivables of 25.8%
  Allowance for credit losses at 21.5% of finance receivables at July 31, 2012 and at April 30, 2012

"We are pleased with our first quarter results, specifically as related to the significant sequential decrease in our average retail sales price. The market for good used vehicles remains tight and day in and day out our 45 purchasing agents are in the local markets out-working the competition to find the very best vehicles for our customers. Our customers need good, basic transportation and all of our associates are focused on ensuring that our quality vehicles remain affordable. Our average retail sales price decreased by $200, or 2%, from the 4th quarter of fiscal 2012 and only increased by 1.5% from the first quarter of fiscal 2012 which is remarkable in light of the overall shortage of used vehicles in the market. We believe that we can push even harder to keep affordability levels high by looking at more cars and only selecting the very best at the appropriate prices," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "Our ability to maintain affordability is even more impressive when considering that we have not extended the relative term of our average contract over the last several years. By keeping our terms short, our customers are able to pay off their contracts quicker and have more equity in their vehicles leading to their ultimate success. Quality and affordability together with Car-Mart's excellent service are the cornerstones of our success and we will continue to push for improvements in all areas of the business as we move forward."

"Our financial performance for the quarter was solid. We continue to see healthy growth at the top line as we add new locations and increase volumes at existing dealerships. The best thing we can do for our customers' success is to continue to push affordability. We obviously think long term and by keeping our sales prices low and our payment terms affordable, our customers and the Company will benefit allowing us to continue to expand and improve our business," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "The fact that we saw a significant sequential decrease in our average retail sales price did have somewhat of a negative short term effect on gross margin dollars, selling, general and administrative expense leveraging and the overall credit loss percentage, but once again, when we look to the long term we are convinced that we are moving in the right direction to maximize customer success and as a result shareholder value. It is a great time for Car-Mart to be adding new locations and increasing our customer count at existing dealerships."

"The Company repurchased 215,846 shares of its common stock during the first quarter (2.3%). Since February 1, 2010 we have repurchased 2,709,383 shares, or 23.2% of our Company. We believe in the long-term value of our company and we will invest in the repurchase program when favorable conditions are presented to us. Our Board of Directors has approved another increase in our share repurchase program, once again allowing for up to 1 million shares to be repurchased. Our debt to equity ratio of 46.3% and our debt to finance receivables ratio of 25.8% continue to be very strong and what we consider to be the best in the industry," added Mr. Williams. "Our balance sheet is very healthy and by staying focused on cash returns our future is bright."

Conference Call

Management will be holding a conference call on Friday, August 17, 2012 at 11:00 a.m. Eastern time to discuss fourth quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #18202224.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 116 automotive dealerships in nine states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock;
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
(unaudited)
			% Change	As a % of Sales
	Three Months Ended		2012	Three Months Ended
	July 31,		vs.	July 31,
	2012	2011	2011	2012	2011
Operating Data:
Retail units sold	9,753	9,049	7.8%
Average number of stores in operation	115	107	7.5
Average retail units sold per store per month	28.3	28.2	0.4
Average retail sales price	$ 9,584	$ 9,441	1.5
Same store revenue growth	5.5%	3.6%
Net charge-offs as a percent of average Finance Receivables	5.9%	5.6%
Collections as a percent of average Finance Receivables	14.9%	15.9%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	81.5%	80.9%
Average down-payment percentage	7.2%	7.3%

Period End Data:
Stores open	116	107	8.4%
Accounts over 30 days past due	4.0%	4.0%
Finance Receivables, gross	$ 329,935	$ 294,375	12.1%

Operating Statement:
Revenues:
Sales	$ 98,297	$ 90,324	8.8%	100.0%	100.0%
Interest income	11,703	10,200	14.7%	11.9	11.3
Total	110,000	100,524	9.4%	111.9	111.3

Costs and expenses:
Cost of sales	56,185	51,562	9.0%	57.2	57.1
Selling, general and administrative	17,856	16,198	10.2%	18.2	17.9
Provision for credit losses	21,663	18,534	16.9%	22.0	20.5
Interest expense	653	442	47.7%	0.7	0.5
Depreciation and amortization	662	538	23.0%	0.7	0.6
Total	97,019	87,274	11.2%	98.7	96.6

Income before taxes	12,981	13,250		13.2	14.7

Provision for income taxes	4,863	4,968		4.9	5.5

Net income	$ 8,118	$ 8,282		8.3	9.2

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 8,108	$ 8,272

Earnings per share:
Basic	$ 0.87	$ 0.81
Diluted	$ 0.83	$ 0.78

Weighted average number of shares outstanding:
Basic	9,304,743	10,271,359
Diluted	9,752,069	10,579,824

America's Car-Mart, Inc.
Consolidated Balance Sheets and Other Data
(unaudited)
(Dollars in Thousands)

	July 31,	April 30,
	2012	2012

Cash and cash equivalents	$ 199	$ 276
Finance receivables, net	$ 261,430	$ 251,103
Total assets	$ 320,604	$ 310,940
Total debt	$ 85,208	$ 77,900
Treasury stock	$ 86,659	$ 77,242
Stockholders' equity	$ 184,040	$ 184,473
Shares outstanding	9,164,597	9,378,346

Finance receivables:
Principal balance	$ 329,935	$ 316,934
Deferred revenue - payment protection plan	(11,302)	(10,745)
Allowance for credit losses	(68,505)	(65,831)

Finance receivables, net of allowance and deferred revenue	$ 250,128	$ 240,358

Allowance as % of principal balance	21.50%	21.50%

Changes in allowance for credit losses:
	Three Months
	Ended July 31,
	2012	2011
Balance at beginning of period	$ 65,831	$ 60,173
Provision for credit losses	21,663	18,534
Charge-offs, net of collateral recovered	(18,989)	(15,983)
Balance at end of period	$ 68,505	$ 62,724

CONTACT: William H. ("Hank") Henderson, CEO
         (479) 464-9944

         Jeffrey A. Williams, CFO
         (479) 418-8021